Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Performance and Restricted Share Unit Plan for Employees of Algonquin Power & Utilities Corp. and its Participating Affiliates and to the incorporation by reference therein of our reports dated March 10, 2016, with respect to the consolidated financial statements of Algonquin Power & Utilities Corp. and the effectiveness of internal control over financial reporting of Algonquin Power & Utilities Corp. included in its Annual Report (Form 40-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Ontario
September 15, 2016